Filed Pursuant To Rule 433

Registration No. 333-233191

January 24, 2020

If you just focus on the Expense Ratio, what are you missing? © 2019 State Street Global Advisors Funds Distributors, LLC. All Rights Reserved. Liquidity Matters. Invest with SPDR, the liquidity leader.* SPY DIA JNK SPDR S&P 500® ETF SPDR Dow Jones® Industrial SPDR Bloomberg Barclays Average ETF High Yield Bond ETF XLF XLK GLD® Financial Select Sector Technology Select Sector SPDR Gold Shares SPDR Fund SPDR Fund * Based on yearly trading volume of 2018 compared to top two competitors. Yearly trading volume for SPDR ETFs was $10.5 trillion, for BlackRock was $7.3 trillion, and for Vanguard was $1.5 trillion in 2018. Source: Bloomberg Finance L.P., as of 12/31/2018. Past performance is not a guarantee of future results. Based on the secondary 180 Day Dollar Trading Volume, SPY, DIA and GLD ranked within the top 35 most liquid out of 2,162 US-listed ETFs. Source Bloomberg Finance L.P., as of December 2, 2019. State Street Global Advisors and its a¬ƒliates have not taken into consideration the circumstances of any particular investor in producing this material and are not making an investment recommendation or acting in fiduciary capacity in connection with the provision of the information contained herein. Investing in commodities entail significant risk and is not appropriate for all investors. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns. Commodities significantly increase and commodity-index commissions and linked other securities costs such may that be they a¬€ected may by o¬€set changes any savings in overall from market low fees movements, or costs. changes Diversification in interest does rates, not ensure and other a profit factors or guarantee such as weather, against loss. disease,    embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could Investing communication in commodities relates. Before entails you significant invest, you risk should and is read not appropriate the prospectus for all in investors. that registration Important statement Information and other Relating documents to SPDR GLD Gold has Shares filed Trust with the (“GLD®”): SEC for The more SPDR complete Gold Trust information (“GLD”) about has filed GLD a and registration this offering. statement Please (including see the GLD a prospectus) prospectus with for a the detailed Securities discussion and Exchange of the risks Commission of investing (“SEC”) in GLD for shares. the offering When distributed to which this    electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. or GLD the is protections not an investment afforded company by the CEA. registered GLD shares under trade the Investment like stocks, Company are subject Act to of investment 1940 (the “1940 risk and Act”) will and fluctuate is not in subject market to value. regulation The value under of the GLD Commodity shares relates Exchange directly Act to of the 1936 value (the of “CEA”) the gold . As held a result, by GLD shareholders (less its expenses), of the Trust and do fluctuations not have the in the protections price of gold associated could materially with ownership and adversely of shares affect in an an investment investment company in the shares. registered The price under received the 1940 upon Act the trademark sale of the and shares, used with which the trade permission at market of the price, World may Gold be more Council or less pursuant than the to a value license of agreement. the gold represented The World by Gold them. Council GLD does in not not responsible generate any for the income, content and of, as and GLD is not regularly liable sells for the gold use to of pay or reliance for its ongoing on, this expenses, material. the World amount Gold Council of gold represented is an affiliate by of each GLD’s Share sponsor. will decline over time to that extent. The World Gold Council name and logo are a registered GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston MA 02210; T: +1 866 320 4053 spdrgoldshares.com. Standard by State Street & Poor’s®, Corporation. S&P® and State SPDR® Street are Corporation’s registered trademarks financial products of Standard are & not Poor’s sponsored, Financial endorsed, Services sold LLC, or a promoted division of by S&P SPDJI, Global Dow (“S&P”); Jones, Dow S&P, Jones their is respective a registered affiliates trademark and third of Dow party Jones licensors Trademark and none Holdings of such LLC parties (Dow make Jones); any and representation these trademarks regarding have the been advisability licensed of for investing use by S&P in such Dow product(s) Jones Indices nor do LLC they (SPDJI) have and any liability sublicensed in relation for certain thereto, purposes    including for any errors, omissions, or interruptions of any index. Distributor: is distributor State for SPDR Street S&P Global 500 and Advisors SPDR Funds Dow Jones Distributors, Industrial LLC, Average, member all FINRA, unit investment SIPC, an indirect trusts. ALPS wholly Portfolio owned subsidiary Solutions Distributor, of State Street Inc., Corporation. member FINRA, References is distributor to State for Select Street Sector may include SPDRs. State ALPS Street Distributors, Corporation Inc. and and its ALPS a¬ƒliates. Portfolio Certain Solutions State Distributor, Street a¬ƒliates Inc. are provide not a¬ƒliated services with and State receive Street fees Global from the Advisors SPDR Funds ETFs. ALPS Distributors, Distributors, LLC. Inc., member FINRA, Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus, which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. Not FDIC Insured No Bank Guarantee May Lose Value © 2019 State Street Global Advisors LLC, One Iron Street, Boston, MA 02210. All Rights Reserved. ID11106-2880978.1.1.AM.RTL 1219 SPD002066 7/10 SPDR® ETFs have 7 of the 10 most liquid US equity ETFs. Bloomberg © 2019 State Finance Street L. Global P., as Advisors of 11/19/2019. Funds Based Distributors, on the secondary LLC. All Rights 180 Day Reserved. Dollar Trading    Volume, SPY, DIA and GLD ranked within the top 35 most liquid out of 2,162 US-listed ETFs. Source Bloomberg Finance L.P., as of December 2, 2019. #KnowTheTotalCost monitor for placement

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.